Section 2 of the above Certificate of Amendment reads as follows:

“Original Articles of Incorporation Document # 20150112685-71 Amend Article III to include 75,000,000 common and 10,000,000 preferred.

The Board of Directors of the Company shall be authorized and empowered, without shareholder approval and in the manner provided by law, to divide any or all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered and authorized to fix and determine, without shareholder approval and in the manner provided by law, the following provisions of the shares of such series:

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors; (b) The annual rate of dividends, if any, payable on shares of such series, whether dividends shall be cumulative and the conditions upon which and the date as of which such dividends shall be accumulated on all shares of such series; (c) The time or times when and the price or prices at which shares of such series shall be redeemable, if at all, and the sinking fund provisions, if any, for the purchase or redemption of such shares; (d) The amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Company; (e) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and (f) Whether the shares of such series have voting rights and the extent of such voting rights, if any.”